Exhibit 99.1

Investor Contact:
Kiley Fleming
(615) 855-5525

DOLLAR GENERAL REPORTS INCREASED MAY SALES

GOODLETTSVILLE, Tenn. - June 7, 2001 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the four-week fiscal period ended June 1, 2001, equaled $375.5 million compared with $315.4 million for the four-week period ended May 26, 2000, an increase of 19.1 percent. Due to the Company's 53-week fiscal year in 2000, the Company's fiscal and calendar periods in 2001 do not coincide. For the four-week calendar period ended June 1, 2001, total sales increased 20.9 percent and same-store sales increased 8.3 percent compared with a 3.9 percent decrease in same-store sales for the four-week period ended June 2, 2000.

For the 17-week fiscal period ended June 1, 2001, Dollar General total retail sales increased 20.2 percent to $1.6 billion from $1.3 billion for the 17-week period ended May 26, 2000. For the 17-week calendar period ended June 1, 2001, total sales increased 20.2 percent and same-store sales increased 7.2 percent compared with a 1.5 percent increase in same-store sales for the 17-week period ended June 2, 2000.

Sales Outlook:
For the five-week fiscal period of June ending July 6, 2001, the Company expects total sales to increase 21-23 percent compared with total sales for the five-week period ended June 30, 2000. For the four-week calendar period, same-store sales are expected to increase 7-9 percent compared with a 2.2 percent decrease in same-store sales for the four-week period ended July 7, 2000. June sales results will be released on Thursday, July 12, 2001.

For the second quarter ending August 3, 2001, total company sales are expected to increase 19-21 percent compared with total sales for the quarter ended July 28, 2000. For the 13-week calendar period ending August 3, 2001, same-store sales are expected to increase 7-9 percent compared with a 1.9 percent decrease in same-store sales for the 13-week period ended August 4, 2000.

Weekly sales trends are announced on Mondays after the market closes and can be attained online at www.dollargeneral.com or by calling (615) 855-5529.

Other:
The Company's Chairman and CEO, Cal Turner, has directed that the Company's financial staff and its outside professional consultants complete a comprehensive review of the Company's reporting, record keeping, accounting and internal control policies and practices. Until this review is concluded and the Company completes its audited financial statements and files its annual report on form 10-K for the fiscal year 2000 with the Securities and Exchange Commission, the Company does not expect to be in a position to update its prior financial guidance.

As a result of the delay in the completion of the Company's audited financial statements for its 2000 fiscal year, the Company has obtained waivers through August 1, 2001, from its bank lenders under its outstanding financing agreements. There can be no assurance that the Company will be able to



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complete its audited financial statements by such date.

Dollar General operates more than 5,000 neighborhood stores in 27 states.


This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance), including with respect to the timely delivery of the Company's financial statements; general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; the results of the Company's on-going restatement and audit process; and the impact of the litigation and any regulatory proceedings related to such restatements. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.

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